                                           FORM 3

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1. Name and Address of Reporting Person

   Reck, Kathleen
-----------------------------------------------------
   (Last)            (First)            (Middle)

   900 N. Seward Street
-----------------------------------------------------
                     (Street)

   Los Angeles, CA 90038
-----------------------------------------------------
   (City)               (State)         (Zip)

2.  Date of Event Requiring Statement

     08/22/97

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   The Todd-AO Corporation (NASDAQ: TODDA)

5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] 10% Owner
   [ ] Director
   [x] Officer (give title below)
   [ ] Other (specify below)

    Vice President Human Resources

6. If Amendment, Date of Original (Month/Day/Year)

                    TABLE I--Non-Derivative Securities Beneficially Owned

1.			2.	 		 3.		     4.

						Ownership
Title of 			Amount of Securities	Form: Direct
Security 		Beneficially Owned	(D) or Indirect	Nature of Indirect Beneficial
(Instr. 4) 		(Instr. 4)			(I) (Instr. 5)	Ownership (Instr. 5)
-------------------------------    -------------------------	 --------------------	 -----------------------------------

Class A Common Stock     3,310(1)			          D

Note
 (1) Consists entirely of employee stock options exercisable within 60 days.

                     TABLE II--Derivative Securities Beneficially Owned
                     (e.g. puts, calls, warrants, options, convertible securities)

1.		2.				3.				4.		5.		6.
						Title and
						Amount of Securities				Ownership
		Date Exercisable			Underlying Derivative		Conversion	Form of		Nature
Title of		and Expiration Date		Security	 (Instr. 4)		or Exercise	Derivative	of Indirect
 Derivative	(Month/Day/Year)				Amount or	Price of		Security		Beneficial
Security		Date		Expiration			Number of	Derivative	Direct (D) or	Ownership
(Instr. 3)		Exercisable	Date		Title		Shares		Security		Indirect (I)	(Instr. 5)


Employee	09/26/94	08/31/04	Class A		 3,850(1)	$ 4.725		D
Stock						Common
Option						Stock

Employee	04/21/95	08/31/04	Class A		    330(1)	$ 5.062		D
Stock						Common
Option						Stock

Employee	12/17/96	08/31/04	Class A		 5,000(1)	$10.50		D
Stock						Common
Option						Stock



Explanation of Responses:

(1) Subject to vesting restrictions.


	   /s/Kathleen Reck		August 29, 1997
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.